Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Employee Stock Purchase Plan of Thermadyne Holdings Corporation our reports dated March 30, 2005, with respect to the consolidated financial statements of Thermadyne Holdings Corporation, Thermadyne Holdings Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Thermadyne Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

St. Louis, Missouri
June 27, 2005